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                                                                   EXHIBIT 10.4

                                                             MEGACHAIN.COM LTD.
                                                             34 West 8th Avenue
                                                       Vancouver, B.C., V5Y 1M7
[MEGACHAIN                                                    Tel: 604-873-3847
 ROCKET FUEL FOR THE                                          Fax: 604-873-4295
 E-COMMERCE ERA LOGO]        ENGAGEMENT OF SERVICES   Toll Free: 1-877-621-MGCN
                                                              www.megachain.com


May 15, 2000

To:               Terrific Software Inc.
                  Nassau, Bahamas

Attention:        Lana Taylor

Dear Sirs/Mesdames:

         Re:      Terms of Engagement

This letter confirms our understanding of the terms of your engagement by us.

1. MegaChain.com Ltd. (the "Company") is the owner and holder of certain technology and proprietary intellectual property, including, without limitation, copyrights, patents, trademarks, trade secrets, business plans and know how relating to a products and services which combine as a system which gives exposure to internet web-sites and advertisements through an automated multi-level system of marketing whereby an agent will receive financial incentives to register as agent and email the client's webpage to friends and acquaintances (the "System").

2. The System was developed to enable the Company to carry on business as a service bureau for vendors who desire to promote their business through agents utilizing the System through the Company's servers. The vendor's agents would be tracked and serviced by the Company.

3. The Company has modified its objectives. Rather than being a service bureau, we intend to become an Application Service Provider ("ASP"). Therefore we require that the System be capable of being used and operated by licensees independent of the Company yet on the Company's servers. To this end, the software component of the System (the "software") requires modifications to enable the Company to run multiple databases on the same servers.

4. We wish to retain your services to develop the following aspects of the software:

         Complete the System Design and Data Base Design to support running multiple clients on one server;

         Review the Technical Infrastructure to ensure that the hardware and network configurations are adequate to support running the System as an ASP;

         Recommend and implement any required changes to the Technical Infrastructure;


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         Review the current system security impacts when running the System as an ASP;

         Recommend and implement any required changes to the System's security;

         Implement all reporting, registration, membership, email, data entry screens and backend administrative functions necessary to allow the System to support running multiple clients on one server.

5.       The estimated cost of your above services is US$400,000.00.

6. You agree to report to Kim Gourley who will supervise each stage of your services.

As you are aware, the Company does not have sufficient capital to pay you for your services. As such, we propose to pay you in shares of the Company based on a price of Ten Cents ($.10) per share. Please be advised that the shares which we will issue to you will not be free trading an will have a hold period on them of at least one year from the date of issue.

Please indicate your agreement to these terms by completing the acceptance on the accompanying copy of this letter and returning it to us.

Yours very truly,

MegaChain.com Ltd.

/s/ TOM LAVIN

per: Tom Lavin, president



TO:  MegaChain.com, Ltd.,

The terms of engagement in this letter are accepted.


TERRIFIC SOFTWARE INC.

             [SIG]
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